Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Announces First Quarter 2004

Financial Results

May 6, 2004 - Cell Therapeutics, Inc. (CTI) (NASDAQ and Nuovo Mercato: CTIC) reported financial results for the quarter ended March 31, 2004. Total revenues for the quarter were $4.5 million compared to $4.9 million in the first quarter of 2003. Net product sales for TRISENOX (arsenic trioxide) injection were $3.9 million for the quarter ended March 31, 2004 compared to $4.3 million in the same period in 2003. CTI had previously stated that it expected TRISENOX net sales to be at or below the first quarter revenues in 2003 primarily as a result of an error in the reimbursement rate published by the Center for Medicare Services (CMS), which incorrectly listed the reimbursement rate for TRISENOX as $2.81 per milligram instead of the correct rate of $32.94 per milligram. CMS corrected the error in early February 2004.

CTI reported a net loss for the quarter of $136.4 million ($2.75 per share) compared to a net loss of $30.5 million ($0.92 per share) for the same period in 2003. The loss for the quarter included a one time charge of $88.5 million ($1.79 per share) related to the write-off of in-process research and development acquired in the merger with Novuspharma S.p.A, which closed on January 1, 2004.

“We believe we can achieve our annual sales guidance previously provided despite the CMS error. With plans to initiate clinical trials supporting the future expansion of the TRISENOX label for the front-line treatment of APL and relapsed multiple myeloma, we anticipate this could provide significant upside to our peak revenue forecasts and have a positive impact on our P&L,” stated James A. Bianco, M.D., President and CEO of CTI. “We incurred a number of non-recurring expenses in the first quarter as a result of the rapid enrollment in our XYOTAX pivotal studies, the execution of the GOG clinical trials agreement and the significant investments in our commercial efforts in the United States and Europe. These investments for TRISENOX, XYOTAX and pixantrone place us in the unique position of having the potential to submit two NDAs and four supplemental NDAs over the next 24 months.”

In the first quarter, the Company paid former PolaRx shareholders approximately $5.0 million related to the achievement of a TRISENOX sales threshold in 2003.

First Quarter Highlights

•	In January, CTI closed its merger with Italian biopharmaceutical company Novuspharma, S.p.A, improving the Company’s European presence, strengthening the balance sheet, and adding a phase III drug, pixantrone, to the pipeline. The complementary expertise of CTI and Novuspharma resulted in an integrated biopharmaceutical company with capabilities across the entire spectrum of drug discovery, development and commercialization.

•	In January, CTI announced that it had received from the U.S. Patent and Trademark Office a notice of allowance directed at TRISENOX that, when issued, would extend CTI’s exclusivity from 2007 to 2018.

•	In February, CTI announced that it had expanded its European commercial operations by hiring trained European sales personnel. The expanded commercial presence provides the critical mass needed to expand sales of TRISENOX in Europe.

•	In March, CTI and the Gynecologic Oncology Group (GOG) signed a landmark clinical trials agreement for the GOG to sponsor and conduct a phase III clinical trial of XYOTAX in patients with ovarian cancer.

•	In March, CTI announced it would initiate a pivotal trial of pixantrone in aggressive non-Hodgkin’s lymphoma, with acceptance of trial parameters under the FDA’s special protocol assessment (SPA) process.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This announcement includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of CTI’s products under development include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general including, without limitation, risks related to the failure of additional sales personnel to increase TRISENOX sales, risks related to ongoing clinical trial activity related to XYOTAX and pixantrone, the potential failure of all compounds under development to prove safe and effective for treatment of disease, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling CTI’s products under development, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q.

###

Investors	Media
Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Cell Therapeutics, Inc. Candice Douglass T: 206.272.4472 F: 206.272.4010 E: media@ctiseattle.com www.cticseattle.com/media.htm

Cell Therapeutics, Inc. (Europe) Karl Hanks T: 39 026 103 5807 F: 39 026 103 5601 E: karl.hanks@ctimilano.com

Cell Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenues:
Product sales	$3,858	$4,310
License, contract and other revenue	637	571

Total revenues	4,495	4,881

Operating expenses:
Cost of product sold	152	146
Research and development	28,907	20,628
Selling, general and administrative	20,066	13,008
Acquired in-process research and development	88,524	—
Amortization of purchased intangibles	578	334

Total operating expenses	138,227	34,116

Loss from operations	(133,732)	(29,235)
Other income (expense):
Investment income	519	654
Interest and other expense	(3,182)	(1,888)

Net loss	(136,395)	(30,469)

Basic and diluted net loss per share	$(2.75)	$(0.92)

Shares used in calculation of basic and diluted net loss per share	49,556	33,114

Balance Sheet Data:	(amounts in thousands)
	March 31, 2004	December 31, 2003
Cash, cash equivalents, securities available-for-sale and interest receivable	$132,933	$92,838
Working capital	109,238	71,898
Total assets	205,353	146,090
Convertible debt	190,099	190,099
Accumulated deficit	(606,881)	(470,486)
Shareholders’ deficit	(29,169)	(82,542)